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News Information                     For Immediate Release

Press Contacts
Chris Stanfield Echelon 408-938-5272 cstanfield@echelon.com

Echelon Announces Arbitration with Enel SpA

SAN JOSE, CALIFORNIA, May 4th, 2004 - Echelon Corporation (NASDAQ: ELON), announced today that Enel SpA filed a request for arbitration to resolve a dispute regarding Echelon’s marketing and supply obligations under the Research and Development and Technological Cooperation Agreement dated June 28, 2000 ("R&D Agreement") between the parties. The arbitration is to take place in London.

Enel claims that the R&D Agreement obligates Echelon to supply Enel with additional concentrator and metering kit products for use outside of Italy and to cooperate with Enel to market Enel’s Contatore Elettronico system internationally. Enel is seeking to compel Echelon to sell to Enel an unspecified amount of additional products, to jointly market the Contatore Elettronico system with Enel outside of Italy, and to pay unspecified damages.

Echelon believes it has fulfilled its obligations under the R&D Agreement, including its obligation with respect to the sale of products and to joint marketing. Echelon believes Enel’s claims are without merit and intends to vigorously defend itself in the arbitration proceedings.

"We believe that the claims Enel has raised in this arbitration are based on a misinterpretation of Echelon’s supply obligations under the R&D Agreement and that Enel is seeking to expand its purchase rights beyond that which the Agreement provides ," said Ken Oshman, Echelon’s chairman and CEO. "While we are pleased that Enel is happy with the system and wants to purchase even more of our products, and while we continue to have discussions with Enel, to date we have not been provided with enough information to evaluate the business impact of Enel’s request. Further, we believe this dispute will have no impact on the current deployment of Enel’s Contatore Elettronico system in Italy; we continue to work closely with Enel on this project and the project continues to do well. Additionally, the arbitration does not affect our activities in connection with our Networked Energy Services (NES) system."

Additional information regarding this news release may be found at on Echelon’s web site - http://www.echelon.com/about/press/enel-arb_qa.htm.

About Echelon Corporation

Echelon Corporation is the creator of the LONWORKS platform, the world's most widely used standard for connecting everyday devices such as appliances, thermostats, air conditioners, electric meters, and lighting systems to each other and to the Internet. Echelon's hardware and software products enable manufacturers and integrators to create smart devices and systems that lower cost, increase convenience, improve service, and enhance productivity, quality, and safety. Thousands of companies have developed and installed LONWORKS products and more than 40 million LONWORKS enabled processors have been shipped for use in homes, buildings, factories, trains, and other systems worldwide.

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Echelon and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries.

This press release contains forward-looking statements relating to the arbitration request by Enel, the deployment of Enel’s Contatore Elettronico system in Italy and future plans, events or performance relating to Echelon’s Networked Energy Services system. Such statements involve risks and uncertainties, including risks associated with uncertainties pertaining to the resolution of the dispute with Enel, the timing of resolving the dispute through arbitration or otherwise, the costs of arbitration, the affect of diverting management’s attention from other business to the dispute, the effect of the dispute or a resolution thereof on Echelon’s revenues and gross profit, the potential for damages or losses, the potential for either Echelon or Enel to seek to terminate the R&D Agreement, the effect of the arbitration, if any, on Echelon’s Networked Energy Services product activities and other risks identified in Echelon's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.